EXHIBIT 10.4



              IN THE CIRCUIT COURT OF THE THIRTEENTH JUDICIAL
              CIRCUIT IN AND FOR HILLSBOROUGH COUNTY, FLORIDA


JOAN MONTEFORTE,                    )     Civil Action No. 0008844
                                    )     Division I
                  Plaintiff,        )
                                    )     CLASS REPRESENTATION
      v.                            )
                                    )
INTERMEDIA COMMUNICATIONS           )
INC., DAVID C. RUBERG, PHILIP A.    )
CAMPBELL, JOHN C. BAKER, and        )
RALPH J. SUTCLIFFE,                 )
                                    )
                  Defendants.       )
                                    )
                                    )

                        MEMORANDUM OF UNDERSTANDING

            WHEREAS, on September 5, 2000, Intermedia Communications Inc. ("Intermedia") and WorldCom, Inc. ("WorldCom") jointly announced that the Boards of Intermedia, WorldCom, and Digex, Inc. ("Digex") had each approved a definitive merger agreement (the "Merger Agreement") whereby WorldCom would exchange shares of its own common stock for all outstanding shares of Intermedia stock (the "Merger");

            WHEREAS, Joan Monteforte, a stockholder of Intermedia ("Plaintiff") commenced a purported class action (the "Action") on behalf of a class of public stockholders of Intermedia alleging that certain aspects of the Merger were unfair to Intermedia stockholders, and that the Defendants(1) violated fiduciary duties in connection with the Merger Agreement and the Merger;

            WHEREAS, Plaintiff has closely followed the proceedings in a related action pending in the Delaware Court of Chancery captioned, In re:
Digex, Inc. Shareholders Litig., Consolidated Civil Action No. 18336 NC (the "Delaware Action"), which alleges that Intermedia, as the majority stockholder of Digex, and David C. Ruberg, Philip A. Campbell and John C. Baker (among others) as directors of Digex, breached fiduciary duties to Digex's minority stockholders in connection with the Merger;

            WHEREAS, the Parties(2) have coordinated discovery in this Action with discovery in the Delaware Action;

            WHEREAS, Defendants have provided discovery to Plaintiffs, including producing thousands of pages of documents, providing copies of the transcripts of the depositions taken of Defendants in the Delaware Action, and making three representatives of Intermedia's investment advisors, Bear Stearns & Co. Inc. ("Bear Stearns") available for interview by Plaintiff's counsel;

--------

(1) The "Defendants" are David C. Ruberg, Philip A. Campbell, John C. Baker, Ralph Sutcliffe and Intermedia. George F. Knapp, James H. Greene, Jr. and Alexander Navab were named as defendants in the Complaint, but Plaintiff has voluntarily dismissed them without prejudice.

(2)   The "Parties" are Plaintiff and Defendants.



            WHEREAS, Intermedia has negotiated a First Amendment to the Merger Agreement with WorldCom;

            WHEREAS, Defendants have acknowledged that the filing and prosecution of the Action was a significant factor in Intermedia's obtaining both a more favorable exchange ratio, as well as increased certainty, in connection with the First Amendment to the Merger Agreement.

            WHEREAS, in addition to the discovery mentioned above, Intermedia has produced to Plaintiff certain non-public and public information concerning the Merger and the First Amendment to the Merger Agreement;

            WHEREAS, counsel for Plaintiff and counsel for Defendants have, among other things, negotiated at arms' length in an effort to reach a settlement of the Action;

            WHEREAS, counsel for the parties have reached an agreement in principle providing for the settlement of the Action on the terms and conditions set forth below;

            WHEREAS, the parties to the Delaware Action have negotiated an agreement in principle for the settlement of that lawsuit;

            WHEREAS, the Defendants have at all times denied, and continue to deny that they have committed, or have threatened to commit, any wrongful act or violation of law of any nature whatsoever;

            WHEREAS, the Defendants are entering into this agreement in principle because it will (a) halt the substantial expense, inconvenience and distraction of continued litigation of claims that have been, or could be, asserted in the Action, and (b) finally put to rest these claims;

            WHEREAS, Plaintiff's counsel believes that the proposed settlement (the "Settlement") is fair, reasonable and in the best interests of Intermedia's stockholders.

            IT IS HEREBY AGREED, subject to the approval of Intermedia's board of directors, and upon final approval of the Settlement (as provided below), that the following sets forth the terms of the agreement in principle between the Parties to settle this Action:

      1. Plaintiff has been provided with information and analyses, and has conducted his own independent analyses, of the First Amendment to the Merger Agreement (the "First Amendment")(attached hereto as Exhibit A). Among other things, Plaintiff has discussed with Intermedia's investment advisor, Bear, Stearns, among other things, various analyses that Bear Stearns has performed in connection with their evaluation of the First Amendment, general market conditions affecting Intermedia and the overall financial condition of Intermedia.

      2. As a result of these analyses, Plaintiff has concluded that the Merger, as amended, is fair to the stockholders of Intermedia and that, under the existing circumstances, the benefits received by the stockholders of Intermedia as a result of the Merger, as amended, constitutes fair, reasonable and adequate consideration for settlement of the Settled Claims (as defined in paragraph 7(b) below) and would be in the best interests of the Intermedia stockholders.

      3. Plaintiff may conduct such reasonable discovery as the Parties agree is appropriate and necessary to confirm the fairness, reasonableness and adequacy of the terms of this Settlement.

      4. No fees or expenses shall be paid to Plaintiff's counsel, nor shall any be sought, in the absence of (i) an approval by the Court of a release of as set forth in Paragraph 7(c) below; and (ii) the consummation of the Merger. The Parties agree to be bound by this Paragraph 4 as of the date of the execution of this Memorandum of Understanding.

      5. The Parties will attempt in good faith to agree upon and execute an appropriate Stipulation of Settlement of the actions (the "Stipulation") and such other documentation as may be required in order to obtain final approval of the Settlement by the Court and the dismissal of the Action, and such Stipulation shall be executed and submitted to the Court for approval at the earliest practicable time. The Stipulation shall expressly provide, among other things, that:

            a. Defendants have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts alleged in the Complaint, as amended;

            b. Defendants are entering into the Stipulation solely because the proposed Settlement would eliminate the risk, burden and expense of further litigation; and

            c. Plaintiff's counsel, having made a thorough investigation of the facts, believe that, under the existing circumstances, the proposed Settlement is fair, reasonable, adequate, and in the best interests of Plaintiff and the Class, and appropriately minimizes the risks of continued litigation while providing greater certainty that the Merger, as amended, will close.

            d. Defendants have acknowledged that the filing and prosecution of the Action was a significant factor in Intermedia's obtaining both a more favorable exchange ratio, as well as increased certainty, in connection with the First Amendment to the Merger Agreement.

            e. Defendants shall permit Plaintiff's counsel to review and comment on Intermedia's proxy materials relating to the First Amendment to the Merger Agreement prior to the submission of those materials to Intermedia's common stockholders for a vote. Defendants further agree to consider in good faith Plaintiff's counsel's views and comments, but retain the right to determine whether or not to make any such proposed changes.

      6. The Stipulation will further provide, among other things,

            a. for appropriate certification of a non opt-out class defined as all record and beneficial holders of Intermedia common stock (other than the Defendants in this Action and their affiliates) at any time during the period from and including August 31, 2000 through and including the Effective Time of the Merger, including their respective successors in interest, assigns or transferees, immediate and remote. Plaintiffs shall assume the responsibility of printing and mailing the Notice to the Class.

            b. the entry of a judgment in appropriate form, dismissing the Action with prejudice and barring and releasing, among other things, any claims known or unknown that have been, could have been, or in the future can or might be asserted in the Action or in any court, tribunal, or proceeding (including but not limited to any claims arising under federal, state, or common law, including the federal securities laws and any state disclosure law), by or on behalf of Intermedia or any member of the class, whether individual, class, derivative, representative, legal, equitable, or any other type or in any other capacity against Intermedia, David C. Ruberg, Philip A. Campbell, John C. Baker, Ralph Sutcliffe, George F. Knapp, James H. Greene, Jr., Alexander Navab, and Digex, or any of their families, parent entities, associates, affiliates or subsidiaries and each and all of their respective past, present, or future officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns (collectively, the "Released Persons") which have arisen, arise now or hereafter may arise out of or relate in any manner to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, ommissions or any other matter, thing or cause whatsoever, embraced, involved, set forth or otherwise related, directly or indirectly, to the Complaint in the Action, as amended, to the Merger, to any provision of the Merger Agreement or the First Amendment to the Merger Agreement, or to any offering or proxy material, public filings, or statements (including but not limited to public statements) by any of the defendants or their representatives in the Action or any other Released Person in connection with the Merger, Merger Agreement, First Amendment to the Merger Agreement or any other amendments thereto (collectively, the "Settled Claims"); and

            c. the delivery of releases in an appropriate form, consistent with paragraph 7(b) above, releasing any claims for violation of federal, state, or common law.

            d. subject to the order of the Court, pending final determination of whether the Settlement provided for in the Stipulation of Settlement should be approved, the Plaintiff and all members of the class, or any of them, are barred and enjoined from commencing or prosecuting any action asserting any Settled Claims, either directly, representatively, derivatively, or in any other capacity, against any Released Persons which have been or could have been asserted, or which arise out of or related in any way to the Merger, the Merger Agreement, the First Amendment to the Merger Agreement, any other amendments thereto or any of the transactions, occurrences or events described in the Complaint. The parties further agree that they shall use their best efforts to cause a stay of such action in contemplation of dismissal upon final approval of this Settlement.

      7. The Settlement described herein shall be subject to the approval of the Court. In the event such approval is not obtained, neither the existence of this Memorandum of Understanding nor its contents shall be admissible in evidence or shall be referred to for any purpose in this litigation or in any other litigation or proceeding.

      8. Plaintiffs intend to apply to the Court for an award of attorneys' fees and reimbursement of reasonable out-of-pocket expenses (collectively "Fees"). Defendants shall not oppose an application for (and, subject to final approval by the Court of such Fees, and the Settlement of the Action, including any appeals Intermedia or its successor shall pay) an award of fees to Plaintiff's counsel not to exceed $2.1 million, in addition to up to a maximum of $150,000 in expenses. Defendants reserve the right to oppose any other application for an award of attorneys' fees and expenses made to the Court or to any other court by, or on behalf of, Plaintiff's counsel, any member of the class, or any other person.

      9. The consummation of the Settlement is subject to the drafting and execution of an appropriate Stipulation of Settlement and such other documentation as may be required to obtain final judicial approval of the Settlement and dismissal of the Action with prejudice as to all claims asserted herein as against the named defendants and their affiliates without costs to any party.

      10. The Settlement contemplated by this Memorandum of Understanding is binding on all parties, but it is understood that it is subject to (a) preliminary judicial approval; (b) the good faith documentation and execution of a Stipulation of Settlement in accordance with the terms hereof; (c) the consummation of the Merger in accordance with the terms of the Merger Agreement, as amended by the First Amendment to the Merger Agreement (and any subsequent amendments); and (d) final court approval upon notice to and certification of the class and hearing. This Memorandum of Understanding shall be null and void and of no force and effect should any of these conditions not be met, and, in that event, this Memorandum of Understanding shall not be admissible in any proceeding or be deemed to prejudice any of the positions of the parties with respect to any action.

      11. Plaintiff and Plaintiff's counsel in the Action represent and warrant that none of Plaintiff's claims or causes of action referred to in the Action or in this Memorandum of Understanding, indicating any settled claims, have been assigned, encumbered, or in any manner transferred in whole or in part.

      12. The parties shall agree to extensions of time with respect to pleadings and other court filings as are appropriate in the context of this Memorandum of Understanding.

      13. This Memorandum of Understanding may be signed in counterparts which shall together shall constitute one and the same instrument.

DATED:  February 14, 2001


                                   Respectfully submitted,

                                   /s/ Paul J. Lockwood
                                   --------------------------
                                   Steven J. Rothschild
                                   Karen L. Valihura
                                   Paul J. Lockwood
                                   SKADDEN, ARPS, SLATE,
                                     MEAGHER & FLOM LLP
                                   One Rodney Square
                                   P.O. Box 636
                                   Wilmington, Delaware  19899
                                   (302) 651-3000

                                   Attorneys for Intermedia
                                   Communications Inc., David C. Ruberg,
                                   Philip A. Campbell, and John C. Baker


                                   /s/ David T. Knight
                                   -----------------------------
                                   David T. Knight

                                   HILL WARD & HENDERSON
                                   3700 Bank of America Plaza
                                   101 East Kennedy Boulevard
                                   Tampa, Florida 33602
                                   (813) 221-3900

                                   Attorneys for Intermedia
                                   Communications Inc., David C. Ruberg,
                                   Philip A. Campbell, John C. Baker, and
                                   Ralph J. Sutcliffe


                                   /s/ Paul J. Geller
                                   ------------------------------
                                   Paul J. Geller
                                   Howard K. Coates, Jr.
                                   Florida Bar No. 0714305
                                   Florida Bar No. 984795
                                   Jack Reise
                                   Florida Bar No. 058149
                                   CAULEY GELLER BOWMAN &
                                   COATES, LLP
                                   2255 Glades Road, Suite 421A
                                   Boca Raton, Florida  33431
                                   (561) 750-3000

                                   Attorneys for Plaintiff